                              RULE 22C-2 AGREEMENT
                       (for use with Insurance Companies)

      THIS AGREEMENT is made effective as of March 2, 2018 by Delaware Distributors, L.P. ("DDLP") and American United Life Insurance Company ("Intermediary"):

      WHEREAS, DDLP serves as distributor for the Delaware Funds(SM) by Macquarie (the "Funds");

      WHEREAS, Intermediary submits trades on behalf of indirect intermediaries or others that maintain on the books of DDLP or its affiliate one or more omnibus accounts that hold shares of the Funds on behalf of its customers that are invested in the Funds and for which the indirect intermediary or others maintain individual accounts;

      WHEREAS, pursuant to Rule 22c-2 under the Investment Company Act of 1940 (the "1940 Act"), the Funds, or on the Fund's behalf, the Fund's principal underwriter or transfer agent, is required to enter into an agreement with Intermediary under which Intermediary is required to provide the Funds, upon request, with certain shareholder and account information and to prohibit transactions that violate each Fund's purchase blocking policy;

      NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereby agree as follows:

SHAREHOLDER INFORMATION

1. AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the Fund, upon written request, the Taxpayer Identification Number ("TIN"), the Individual Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

      (A) INFORMATION REQUEST. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

      (B) FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 5 business days, after receipt of a request. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly, but in any event not later than five (5) business days after receipt of a specific request, whether any specified person about whom it has received the identification and transaction information specified in Paragraph 1 above is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly, but in any event not later than five (5) business days after such request, either (i) obtain and transmit (or arrange to have transmitted) the requested information specified in Paragraph 1 above for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. In such instance, Intermediary agrees to inform the Fund whether it plans to perform
            (i) or (ii).

            Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

            To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

      (C) LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary. The Fund may, however, use the information received to ensure compliance with the Fund's compliance policies and procedures.

2. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

      (A) FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

      (B) TIMING OF RESPONSE. Intermediary agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but in any event not later than five (5) business days after receipt of the instructions by the Intermediary.

      (C) CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.    DEFINITIONS. For purposes of this Agreement:

      (A) The term "Fund" includes the fund's principal underwriter and transfer agent. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the 1940 Act.

      (B) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

      (C) The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

      (D) The term "Intermediary" shall mean a "financial intermediary" as defined in SEC Rule 22c-2.

      (E) The term "purchase" does not include the automatic reinvestment of dividends.

      (F) The term "written" includes electronic writings and facsimile transmissions.


Delaware Distributors, L.P.               American United Life Insurance Company


By:    /s/ SUSAN NATALINI                 By:    /s/ Terry W. Burns
       -------------------------------           -------------------------------
Name:  SUSAN NATALINI                     Name:  Terry W. Burns
       -------------------------------           -------------------------------
Title: Senior Vice President              Title: Assistant Vice President
       -------------------------------           -------------------------------

                                 FUND AGREEMENT

      FUND AGREEMENT ("Agreement") is effective as of March 2, 2018 by and among AMERICAN UNITED LIFE INSURANCE COMPANY ("Service Party"), for itself and on behalf of one or more variable accounts of Service Party ("Variable Accounts"), DELAWARE MANAGEMENT COMPANY, a series of Macquarie Investment Management Business Trust ("Fund Provider"), DELAWARE DISTRIBUTORS, L.P. ("Distributor") and DELAWARE FUNDS(SM) BY MACQUARIE listed on Exhibit A attached hereto (each a "Fund" and collectively, the "Funds").

                                    RECITALS

      WHEREAS, Service Party provides nonregistered variable annuity contracts ("Contracts") to various retirements plans which meet the definition of retirement plans under Sections 401 and 457 of the Internal Revenue Code (the "Code"), registered and nonregistered variable annuity contracts to various retirement plans which meet the definition of retirement plans under Section 403b of the Code, as well as other employer sponsored retirement or investment plans (collectively, "Plan"); and Service Party further provides administrative and/or recordkeeping services and operational support in connection with the offering and maintenance of the Contracts; and

      WHEREAS, the parties mutually desire the inclusion of the shares of the Funds, as listed on Exhibit A, as investment options in Contracts issued through separate accounts including the current Variable Accounts and any future separate account offered by Service Party as funding vehicles to Plan; and

      WHEREAS, the Contracts allow for the allocation of net amounts received by Service Party to investment options which correspond to certain portfolios of the Fund that may be offered from time to time for investment as well as withdrawal; and

      WHEREAS, selection of a particular investment option is made by the Plan, the Plan's selected fiduciary or by Plan participants in various types of retirement plans and such Plan, Plan's selected fiduciary or Plan participants may reallocate their funds among the investment options in accordance with the terms of the Contracts and Plan; and

      NOW THEREFORE, the parties in consideration of the promises and undertakings described herein, agree that the shares of the Fund will be available as investment options in Contracts provided by Service Party to the Plan subject to the following:

                                   AGREEMENT

1.    THE SERVICES.

      Service Party, directly or through subcontractors ("Contractual TPA"), shall provide the following general contract owner services to Plan, which may include the items listed here, without limitation: answering inquiries regarding the Fund; assistance in designating and changing Contract designations and addresses; and such other information and services as Fund Provider or the Fund may reasonably request and are agreed to by Service Party (the "Services"). Service Party, directly or through Contractual TPA, also shall provide the following administrative services on behalf of Plan, which may include the items listed here, without limitation: performance of certain sub-accounting services; establishment and maintenance of accounts and records; assistance in processing purchase and redemption transactions; providing periodic statements with those of other transactions and balances in other accounts serviced by Service Party, if any; and such other information and services as Fund Provider or the Fund may reasonably request and are agreed to by Service Party (the "Operational Services", and collectively with the Services, the "Services"). Service Party may utilize its affiliates in performing its obligations hereunder. Service Party and its employees will, upon reasonable request, be available during normal business hours to consult with the Fund, Fund Provider, Distributor or their designees concerning the performance of Service Party's responsibilities under this Agreement. Each of the Fund, Fund Provider and Distributor and their employees will, upon reasonable request, be available during normal business hours to consult with Service Party or its designees concerning the performance of the Fund's, Fund Provider's and Distributor's responsibilities under this Agreement. Each of the Fund, Fund Provider and Distributor each acknowledge that the Services provided for under this Agreement by Service Party are not exclusive and that the same skill will be used in performing services to other companies in similar contexts. Each of the Fund, Fund Provider and Distributor will use its best efforts to give equal emphasis to Service Party as is given to companies in similar contexts.

2.    OMNIBUS ACCOUNTS.

      The Fund recognizes that Service Party will be the sole shareholder of shares of the Fund issued pursuant to the Contracts, and that Service Party will establish one or more omnibus accounts with the Fund. Such arrangement will result in aggregated share orders. In the event that the aggregate Plan accounts maintained by Service Party do not balance with the omnibus accounts maintained by Distributor, its designee or the Fund, neither Distributor, its designee nor the Fund shall be liable to the Plan for any shortfall, provided that such shortfall is not a result of an error or omission on the part of Distributor, its designee or the Fund.

3.    PRICING INFORMATION.

      The Fund will compute the closing net asset value and any dividend, income accrual, and capital gains information for the Fund as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. New York Time, the "Close of Trading") on each day the New York Stock Exchange is open for business (a "Business Day"). By no later than 7:00 p.m. New York Time, the Fund and or its designee will use its best efforts to communicate, via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information. And, in the case of Funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date. Such information shall be accurate and true in all respects and updated continuously.

4.    PRICE ADJUSTMENTS.

      In the event an adjustment is made to the computation of the net asset value of Fund shares as reported to Service Party under Section 3, the Fund or its designee shall notify Service Party immediately after discovering the need for any such adjustment. Notification may be made in the following manner:

      (A) METHOD OF COMMUNICATION. Any corrections to the Fund's prices should be communicated by facsimile, telephone or by electronic transmission, and will include for each day on which an adjustment has occurred the incorrect Fund price, the correct price, and, to the extent communicated to the Fund's shareholders, the reason for the adjustment.

5.    PURCHASES AND REDEMPTION ORDERS; SETTLEMENT OF TRANSACTIONS.

      To the extent that the parties agree to trade via the NSCC, the procedures set forth in Exhibit B shall replace the procedures set forth in this Section 5.

      (A)   Method of Communication

            (I) Next Day Transmission of Orders. On each Business Day, Service Party shall aggregate and calculate the net purchase and redemption orders for each Variable Account received by Service Party prior to the Close of Trading on each Business Day (the "Trade Date"). Prior to 8:30 a.m. New York Time (or such other time as may be agreed by the parties from time to time) on the next following Business Day, Service Party shall communicate to Distributor or its designee by facsimile or any other method agreed upon by the parties, the net aggregate purchase or redemption orders (if any) for each Variable Account received by the Close of Trading on the "Trade Date". All orders communicated to Distributor or its designee by the 8:30 a.m. deadline (or such other time as may be agreed by the parties from time to time) shall be treated by Distributor or its designee as if received prior to the Close of Trading on the Trade Date.

            (II) Purchases. Service Party will use its best efforts to transmit each purchase order to Distributor or its designee in accordance with written instructions previously provided by Distributor or its designee to Service Party. Service Party will use its best efforts to initiate by wire transfer to Distributor or its designee purchase amounts no later than 4:00 p.m. New York Time on the next Business Day following the Trade Date.

            (III) Redemptions. With respect to redemption orders placed by
                  Service Party by 8:30 a.m. New York Time (or such other time as maybe agreed by the parties from time to time) on the first Business Day following the Trade Date, Distributor or its designee will use its best efforts to initiate by wire transfer to Service Party proceeds of such redemptions no later than 4:00 p.m. New York Time on the next Business Day following the Trade Date. Such wires should be sent pursuant to wire instructions provided by Service Party.

            (IV) Confirmation. By Trade Date plus two Business Days, purchase and redemption trades can be confirmed through one of the following methods: Access through BNY Advisor Central or direct calls to a Fund, its transfer agent or Fund Provider.

      (B) Purchase Orders. Service Party agrees that purchase orders transmitted by Service Party will be made only for the purpose of covering purchase orders already received from the contract owner. Further, Service Party shall transmit purchase orders received from the contract owners immediately and shall not withhold the transmittal of such orders so as to profit itself; provided, however, that the foregoing shall not prevent the purchase of shares of the Fund by Service Party for its own bona fide investment. Service Party agrees that it shall not effect any transactions (including, without limitation, the transmission of any purchase and redemption orders) in any shares of the Fund registered in the name of, or beneficially owned by, any customer unless such customer has granted Service Party full right, power and authority to effect such transactions on the customer's behalf.

6.    AGENCY.

      To the extent Service Party transmits any purchase or redemption order for a Variable Account, such purchase or redemption order will be transmitted by Service Party (a) as limited agent of each of the Variable Accounts whose shares are the subject of such purchase or redemption order and (b) pursuant to instructions from the Variable Account or any other person with investment discretion and authority for the assets that are the subject of the transaction received by Service Party prior to the close of a Business Day.

7.    RECORDKEEPING.

      Recordkeeping and other administrative services to contract owners shall be the responsibility of Service Party and shall not be the responsibility of Fund Provider, Distributor or the Fund. Fund Provider, Distributor and the Fund will not maintain separate accounts for Plan. Upon the request of one party to another, the party that the request is being made of shall provide copies of all records that it maintains relating to accounts of the Fund as may reasonably be requested by each party to enable each party or their representatives to comply with any request of a governmental body or self-regulatory organization.

8.    ACCOUNT ACTIVITY AND DISTRIBUTION INFORMATION.

      To the extent the account is not traded via NSCC or is maintained as a Trust Network account:

      (A) The Fund or its designee shall mail to Service Party (i) confirmations of activity in each omnibus account within five Business Days after each Business Day on which a purchase or redemption of shares of the Fund is effected, (ii) within ten (10) Business Days after the end of each quarter, a statement of account which shall confirm all transactions made during that particular quarter in the account, and (iii) such other information as agreed to by the parties. Service Party will be provided access to BNY Advisor Central or other electronic means used by the Fund or its designee used for omnibus account transactional purposes.

      (B) The Fund or its designee shall provide Service Party with all distribution information as soon as it is announced by the Fund in a format mutually agreeable to the parties. The distribution information shall include the applicable ex-date, record date, payable date, distribution rate per share, record date share balances, cash and reinvested payment amounts and all other information reasonably requested by Service Party.

            All account dividends and capital gains distributions will automatically be reinvested in the applicable account on the payable date at net asset value in accordance with the Fund's then current prospectuses.

9.    SHAREHOLDER COMMUNICATIONS.

      The Fund or its designee shall provide or cause to be provided to Service Party or its authorized representative, at no expense to Service Party, the following shareholder communication materials prepared for circulation to shareholders of record of the Fund in quantities reasonably requested by Service Party which are sufficient to allow mailing thereof by Service Party to all Plans that have an interest in the shares of the Fund through Variable Accounts (the Beneficial Owners), as applicable: proxy or information statements, annual reports, semi-annual reports, and all updated prospectuses, supplements and amendments thereof. Notwithstanding the above, Service Party is not obligated to distribute any proxy or information statements, annual reports, semi-annual reports, and prospectuses, supplements and amendments thereof, except as required by law. The cost of distribution of these shareholder communication materials to shareholders of record of the Fund will be borne by the Fund and the cost of distribution of these shareholder communication materials to Beneficial Owners will be borne by Service Party to the extent that such communications are required to be sent to the Beneficial Owners.

      The Fund or its designee will, to the extent permitted by law and the Fund's internal policies and procedures, provide Service Party on a timely basis with investment performance information for the Fund, including (a) the top ten portfolio holdings on a quarterly basis; and (b) on a quarterly basis, the average annual total return for the prior year, three-year, five-year, ten-year and life of the Fund periods.

      All such information shall be accurate and complete. The Fund or its designee will, to the extent permitted by law and the Fund's internal policies and procedures, provide this information to Service Party or make such information available on the Funds' website within ten Business Days after the end of each quarter. In addition, the Fund Provider will use its reasonable efforts to assist in preparing any communications relating to Contracts that may offer the Fund as an investment option. Service Party may, based on the Securities and Exchange Commission ("SEC") mandated information supplied by the Fund or its designee, prepare communications for Plan ("Plan Materials"). In addition, Service Party may, based on performance information supplied by third party information providers (e.g., Lipper, Morningstar), prepare Plan Materials. The Fund shall provide Service Party with copies of any advertising and sales literature drafted by the Fund related to Service Party and shall allow a reasonable period of time for Service Party to review such material prior to use or submission of such material to any regulator. No representations can be made about Service Party except in Service Party provided or approved documents. Service Party and its agents will not make representations concerning the Fund or shares of the Fund except those contained in the then-current prospectuses or statements of additional information of the Fund, sales literature furnished by Fund Provider to Service Party and Participant Materials and other sales literature created by Service Party and submitted to and approved in writing by Fund Provider prior to their first use.

10.   FUND EXPENSES.

      Service Party shall not bear any of the expenses for the cost of registration of the Fund's shares, preparation of the Fund's prospectuses, proxy materials and reports, or the preparation of other related statements and notices required by law. No expenses incident to the performance of the Fund under this Agreement shall be paid by Service Party.

11.   COMPENSATION AND EXPENSES.

      (A)   Fees.

            (I) Service Provider's affiliate, as broker-dealer of record, pursuant to a Dealer's Agreement executed with the Distributor, may receive the Rule 12b-l fees payable under a Fund's current prospectus.

            (II) The parties agree that the fees payable pursuant to (i) above will be paid to the dealer of record on the omnibus accounts as designated by the Service Party or its designee.

            (III) The parties hereto agree that the payment of Rule 12b-1 fees under this Section 11 does not constitute payment in any manner for investment advisory services.

      (B) Notwithstanding anything herein to the contrary, the Fund and Fund Provider shall not be obligated to make any payments under this Agreement that exceed the maximum amounts permitted under any applicable rule or regulation, including any rule promulgated by the Financial Industry Regulatory Authority ("FINRA") (the "Applicable Limitations"). Service Party agrees that any amount due under this Agreement that the Fund or Fund Provider determines to be in excess of the Applicable Limitations may be paid by another entity designated by the Fund or Fund Provider (an "Alternative Payer"). Any decision to designate an Alternative Payer shall be within the sole discretion of the Fund or Fund Provider. Each of the Fund and Fund Provider agrees that: (i) Service Party may submit a single bill for monies owed under this Agreement; (ii) Fund Provider shall be solely responsible to ensure that any Applicable Limitations are not exceeded; and (iii) Fund Provider shall be responsible to ensure that any Alternative Payer discharges its obligations consistent with the provisions of this Agreement.

      (C) Service Party will furnish Fund Provider, Distributor, the Fund or their designees with such information as they may reasonably request (including, without limitation, periodic certifications confirming the provision of the Services), and will otherwise cooperate with Fund Provider, Distributor, the Fund and their designees (including, without limitation, any auditors designated by the Fund), in connection with the preparation of reports to the Board of Trustees concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

12.   COMPLIANCE WITH LAWS; RELIANCE ON INSTRUCTIONS.

      (A) Fund Provider, Distributor and the Fund acknowledge and agree that Service Party is not responsible for: (i) any information contained in any prospectus, registration statement, annual or semi -annual report, proxy statement, or item of advertising or marketing material prepared by Fund Provider, Distributor or the Fund which relates to the Fund; (ii) registration or qualification of any shares of the Fund under any federal or state laws; or (iii) compliance by Fund Provider, Distributor and the Fund with all applicable federal and state laws, rules and regulations, the rules and regulations of any self-regulatory organization with jurisdiction over the above-named parties, and the provisions of the Fund's prospectuses and statements of additional information (the foregoing laws, rules and regulations are collectively referred to herein as "Applicable Law").

      (B) Service Party shall comply with all Applicable Law, to the extent it is subject to the Applicable Law, specifically including but not limited to Rule 22c-l(a) under the 1940 Act and all requirements to provide specific disclosures to Plan participants regarding fees paid under this Agreement. Service Party has policies and procedures in place in order to comply with all such requirements as applicable and effective, including its obligations under the provisions of the International Money Laundering Abatement Act, the USA PATRIOT Act, the Bank Secrecy Act ("BSA") and any other anti-money laundering law, rule or regulation applicable to Service Party as a financial institution under the BSA, or otherwise. Subject to legal restrictions, Service Party will, upon request, promptly provide to the Fund, Distributor or Fund Provider evidence of those policies and procedures and Service Party's compliance therewith and/or evidence establishing the identities and sources of funds for each purchase of shares of the Fund. Service Party acknowledges and agrees that Fund Provider, Distributor and the Fund are not responsible for Service Party's compliance with Applicable Law.

      (C) Service Party agrees that any orders transmitted to the Fund or its designees are subject to the terms and conditions of the Fund's prospectuses (including, without limitation, those provisions regarding the purchase, exchange and redemption of Fund shares and policies to deter market timing and other inappropriate trading activity such as any redemption/exchange fee ("Redemption Fee") and any limitations on exchanges), the terms of the group annuity contracts and are subject to acceptance or rejection by the Fund in its sole discretion. Service Party's handling of orders for transactions of Fund shares shall also comply with Service Party's internal policies and procedures, which Service Party believes to be appropriate and sufficient with regard to the handling of Fund orders on a timely basis and which Service Party believes provide adequate controls and procedures to ensure ongoing compliance with all Applicable Law and the Fund's prospectuses. Service Party shall monitor for inappropriate trading activity such as market timing, excessive short-term trading and such other activity described in the Fund's prospectuses as being inappropriate or impermissible and shall inform the Fund of any such activity that Service Party identifies. Service Party will promptly provide the Fund with information it reasonably requests regarding transactions in Fund shares by Plan participants and will assist the Fund in taking appropriate action permitted by the terms of the group annuity contracts against any contract owners identified as engaging in inappropriate trading activity, including restricting purchases of Fund shares by those contract owners.

      (D) Each party hereto is entitled to rely on any written records or instructions provided to it by a responsible person(s) of the other party(ies).

      (E) Each party shall notify the other of any errors or omissions in any information, including the net asset value and distribution information set forth above, and interruptions in, or delay or unavailability of the means of transmittal or any such information as promptly as possible.

13.   INDEMNIFICATION.

      (A) Service Party shall indemnify, defend and hold harmless the Fund, Fund Provider, Distributor and each of their respective trustees, directors, officers, employees, and agents, and each person who controls each of them within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys' fees ("Losses") they may incur, insofar as such Losses arise out of or are based upon (i) Service Party's gross negligence or wilful misconduct in the performance of its duties and obligations under this Agreement, (ii) Service Party's violation of Applicable Law in connection with the performance of its duties and obligations under this Agreement, (iii) any breach by Service Party of any provision of this Agreement, including any representation, warranty or covenant made in this Agreement, (iv) any untrue statement or alleged untrue statement of any material fact contained in information furnished by Service Party, (v) the omission or alleged omission to state in a registration statement, prospectus, informational brochure or other similar material a material fact required to be stated therein or necessary to make the statements therein not misleading, (vi) conduct, statements or representations of Service Party or its agents, with respect to the sale and distribution of Contracts for which Fund shares are an investment option, and (vii) any failure to register Contracts or Variable Account that do not meet any exemptions under Applicable Law or failure to otherwise comply with Applicable Laws. Service Party shall not be liable in any such case to the extent that a statement, omission or representation or alleged statement, alleged omission or alleged representation was made in reliance upon and in conformity with written information furnished to Service Party by or on behalf of the Fund, Fund Provider and Distributor specifically for use therein. Service Party shall also reimburse the above named persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses, provided however that Service Party shall have prior approval of the use of counsel or the expenditure of expenses, which approval shall not be unreasonably withheld. This indemnity provision is in addition to any other liability that Service Party may otherwise have to Fund Provider, Distributor or the Fund.

      (B) Fund Provider and Distributor shall indemnify, defend and hold harmless Service Party and its directors, officers, employees, agents and each person who controls Service Party within the meaning of the 1933 Act, from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) Fund Provider or Distributor's gross negligence or wilful misconduct in the performance of its duties and obligations under this Agreement,
            (ii) Fund Provider or Distributor's violation of Applicable Law in connection with the performance of the duties and obligations under this Agreement, (iii) any breach by Fund Provider, Fund or Distributor of any provision of this Agreement, including any representation, warranty or covenant made in this Agreement, (iv) any untrue statement or alleged untrue statement of any material fact contained in information furnished by Fund Provider or Distributor, (v) the omission or alleged omission to state in the registration statements, prospectuses or statements of additional information of the Fund, a material fact required to be stated therein or necessary to make the statements therein not misleading and (vi) failure to keep the Fund qualified as a registered investment company under Applicable Law, and if applicable, fully diversified as is required by the Code and applicable regulations thereunder. Fund Provider, Fund and Distributor shall not be liable in any such case to the extent that a statement, omission or representation or alleged statement, alleged omission or alleged representation was made in reliance upon and in conformity with written information furnished to Fund Provider, Fund or Distributor by or on behalf of Service Party specifically for use therein. Fund Provider, Fund and Distributor shall also reimburse the above named persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses, provided however that Fund Provider, Fund and Distributor shall have prior approval of the use of counsel or the expenditure of expenses, which approval shall not be unreasonably withheld. This indemnity provision is in addition to any other liability that Fund Provider, Fund or Distributor may otherwise have to Service Party.

      (C) Promptly after receipt by a party entitled to indemnification under this Section 13 (an "Indemnified Party") of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13, notify the indemnifying party of the commencement thereof but the failure to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Party otherwise than under this
            Section 13. The indemnifying party will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this Section for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not, without the prior written consent of the Indemnified Party, settle or compromise the liability of the Indemnified Party; provided however, that in the event that the Indemnified Party fails to provide its written consent, the indemnifying party shall thereafter be liable only to the extent of the amount for which the action could otherwise have been settled or compromised.

      (D) No party to this Agreement will be liable to any other party of this Agreement for any special, indirect, incidental, or consequential or similar damages, including, but not limited to, lost revenue, lost profits, or lost or damaged data, even if the other party was advised of the possibility of such damages.

14.   REPRESENTATIONS AND WARRANTIES.

      (A) Each of Fund, Distributor and Fund Provider, severally, hereby represents and warrants to Service Party that:

            (I) It has the corporate or trust (as the case may be) power and the authority to enter into and perform all of its duties and obligations under this Agreement;

            (II) This Agreement constitutes a legal, valid and binding obligation, enforceable against each above-named party in accordance with its terms;

            (III) No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (IV) The execution, performance and delivery of this Agreement by each of the Fund, Distributor or Fund Provider, as applicable, will not result in it violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations;

            (V) Prospectuses or other materials concerning the Fund are complete and accurate in all material respects and do not contain any material omission or misstatement of a material fact necessary to make the information not misleading;

            (VI) Distributor represents that the Funds are registered as investment companies under the 1940 Act and Fund shares sold by the Funds are, and will be, registered under the Securities Act of 1933, as amended;

            (VII) Distributor represents that it is registered as a
                  broker-dealer under the Securities Exchange Act of 1934, as amended, and may properly cause Fund shares to be made available for the purposes of this Agreement pursuant to distribution agreements between the Funds and the Distributor;

            (VIII) Each Fund is currently qualified as a registered investment company and complies with Subchapter M of the Internal Revenue Code of 1986, as amended.

      (B) Service Party hereby represents and warrants to the Fund, Distributor and Fund. Provider that:

            (I) It has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

            (II) This Agreement constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with its terms;

            (III) (iii) No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (IV) The fees paid to it pursuant to this Agreement are reasonable in relation to the Services it provides and at the time this Agreement was negotiated, the fees were reasonably similar to fees received for equivalent services provided to other parties for equivalent share classes;

            (V) The execution, performance and delivery of this Agreement by Service Party will not result in it violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations; and

            (VI) It is aware that the Fund is not sold solely as a funding vehicle for variable annuity and life insurance separate accounts and therefore has not obtained an order from the SEC providing an exemption from the provisions of Sections 9(a), 13(a), IS(a) and IS(b) of 1940 Act, and Rules 6e-2(b)(IS) and 6e-3(T)(b)(IS) thereunder and is further aware that the Fund does not certify compliance with the Sections of the Internal Revenue Code and Treasury Regulations relating to the diversification requirements for variable annuity, endowment, or life insurance contracts.

15.   TERMINATION.

      Notwithstanding any of the following provisions of this section ("Termination") this Agreement and all related agreements shall remain in force and in effect for so long as allocations to any or all of the Variable Accounts and/or Plans remain invested in Fund shares. Any party may terminate this Agreement as to the availability of shares of the Fund: (a) by providing 90 days' written notice to the other parties; (b) at any time by giving 60 days' written notice to the other parties in the event of a material breach of this Agreement by the other party that is not cured during such 60-day period; (c) upon institution of formal proceedings relating to the marketing of Contracts, the Variable Accounts, Service Party, Fund Provider, the Fund, Distributor or legality of the terms and conditions of this Agreement by the Financial Industry Regulatory Authority ("FINRA"), the SEC, or any other regulatory body; (d) upon assignment of this Agreement in contravention of the terms hereof; (e) in the event Variable Accounts, the Contracts, or Fund shares are not registered, issued or sold in conformity with Applicable Law or such Applicable Law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by Service Party to the Plans (prompt notice shall be given by the terminating party to the other parties in the event the conditions of this provision occur); (f) upon a decision by Service Party, in accordance with applicable securities regulations or a Plan, to substitute Fund shares with the shares of another investment company for Contracts for which the Fund shares have been selected to serve as the underlying investment medium (Service Party will give 60 days' written notice to the Fund, Distributor and the Fund Provider upon the occurrence of any proposal to substitute Fund shares); (g) upon such shorter notice as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party (upon termination and upon request (and, if requested, at the expense of the requesting party), the other parties to this Agreement shall deliver to the requesting party any Variable Account and Fund records which the requesting party may be required by law or regulation to have access to or to maintain); (h) at any time upon the determination by the Fund Provider, Distributor and/or the Fund that liquidation of the Fund is in the best interest of the Fund or its beneficial owners (reasonable advance notice of election to liquidate shall be provided to Service Party in order to permit the substitution of Fund shares, if necessary, with shares of another investment company pursuant to the 1940 Act and other applicable securities regulations); (i) at the option of Service Party, if Fund shares are not reasonably available to meet the requirements of the Contracts as determined by Service Party (reasonable advance notice of election to terminate (and time to cure) shall be furnished by Service Party); (j) if the applicable group annuity products are not treated as annuity contracts by applicable regulatory entities or under applicable rules and regulations; (k) if the Variable Accounts are not deemed "segregated asset accounts" by the applicable regulatory entities or under applicable rules and regulations; (1) at the option of Service Party, if Service Party determines, in its sole judgment reasonably exercised in good faith, that the Fund Provider, Distributor and/or the Fund has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of Service Party (Service Party shall notify the Fund Provider, Distributor and the Fund in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by the Fund Provider, Distributor and the Fund and any other changes in circumstances since the giving of such notice, such determination of Service Party shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination); (m) at the option of the Fund Provider, Distributor and the Fund, if the Fund Provider, Distributor and/or the Fund shall determine, in their sole judgment reasonably exercised in good faith, that Service Party has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the Fund Provider, Distributor and/or the Fund (the Fund Provider, Distributor and the Fund shall notify Service Party in writing of such determination and their intent to terminate this Agreement, and after considering the actions taken by Service Party and any other changes in circumstances since the giving of such notice, such determination of the Fund Provider, Distributor and the Fund shall continue to apply on the sixtieth
(60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination).

16.   GOVERNING LAW.

      This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without respect to its choice of law provisions and in accordance with the 1933,1934 and 1940 Acts and the rules and regulations thereunder including such exemptions from those statutes, rules and regulations as the SEC may grant and applicable state insurance laws. In the case of any conflict, the 1940 Act shall control.

17.   AMENDMENT AND WAIVER.

      No modification of any provision of this Agreement will be binding unless in writing and executed by all parties to the Agreement. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

18.   ASSIGNMENT.

      This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by a party without the written consent of the other parties or as expressly contemplated by this Agreement.

19.   ENTIRE AGREEMENT.

      This Agreement, including all exhibits, contains the entire agreement between the parties with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

20.   NO JOINT VENTURE, ETC.

      Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among Service Party, Fund Provider, Distributor and the Fund. Service Party shall have no authority to act as agent for the Fund, Distributor or Fund Provider in any matter or in any respect, except as described herein.

21.   NOTICES.

      All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) and delivered in person, email, by telecopy (with a paper copy provided via U.S. mail), by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to the persons listed below at the following addresses:

To the Service Provider:

AMERICAN UNITED LIFE INSURANCE COMPANY

ONE AMERICA
OneAmerica Square
Indianapolis, IN  46206
Attn:  General Counsel

To the Fund and Fund Provider:

DELAWARE MANAGEMENT COMPANY.
A series of Macquarie Investment Management Business Trust
One Commerce Square
2005 Market Street
Philadelphia, PA 19103
Attn: General Counsel

To Distributor:

DELAWARE DISTRIBUTORS, L.P.
One Commerce Square
2005 Market Street
Philadelphia, P A 19103
Attn: General Counsel

22.   EXPENSES.

      (A) All expenses incident to the performance by each party of its respective duties under this Agreement shall be paid by the party, except as otherwise provided in this Agreement.

      (B) Service Party shall be responsible for any and all expenses incurred as a result of removing a Fund as an available investment option under the Contract.

      (C) Each of Service Party, the Fund, Fund Provider and Distributor agrees to provide reasonable advance notice of the election to remove a Fund as an available investment option in order to permit the parties to file documentation as may be required under Applicable Law.

23.   COUNTERPARTS.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

24.   SURVIVAL.

      The provisions of Sections 5, 11, 13, 14, 27, 30, 31 and 32 shall survive termination of this Agreement. In addition, all provisions of this Agreement shall survive termination of this Agreement with respect to any Variable Accounts of Plans invested in a Fund at the time the termination becomes effective and shall survive for so long as such Variable Accounts and/or Plans remain so invested.

25.   NON-EXCLUSIVITY.

      Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

26.   SEVERABILITY.

      If any provision of this Agreement shall be held or made invalid by court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

27.   INTELLECTUAL PROPERTY.

      Except to the extent required by applicable law, no party shall use any other party's names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of the other party.

28.   REMEDIES NOT EXCLUSIVE.

      The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

29.   MISCELLANEOUS.

      The obligations of a Fund entered into in the name or on behalf thereof by any of the trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of a Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund. No Fund shall be responsible for any claims against any other Fund.

30.   RULE 22C-2 COMPLIANCE.

      All parties to this Agreement agree to comply with the applicable provisions of Rule 22c-2 of the 1940 Act by the effective date of Rule 22c-2 pursuant to a separate written agreement executed by the parties.

31.   CONFIDENTIALITY.

      (A) All confidential information of a party and of the third parties with which it does business, including without limitation information relating to computer systems, portfolio holdings information, participant data, customer lists and business plans, is collectively referred to as its "Confidential Information." Except as expressly permitted by this Agreement, each party hereto will:
            (i) keep and maintain all Confidential Information of the other parties in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure; (ii) not, directly or indirectly, disclose any Confidential Information of the other party or parties to any third party, except with the other party's or parties' prior written consent; and (iii) not make use of the other party's or parties' Confidential Information for its own purposes or the benefit of any party except the other.

      (B) Each party will be permitted to disclose the others' Confidential Information only to its employees, legal counsel, auditors and agents (collectively, "Employees") having a need to know the Confidential Information in connection with the performance of its obligations under this Agreement. The parties will instruct their respective Employees as to their obligations under this Agreement. Despite any contrary provision in this Agreement, any party may disclose the others' Confidential Information to the extent required to comply with law or a court order; provided, however, that each party must promptly notify the other parties of receipt of a request for Confidential Information made pursuant to law or court order, give the other parties a reasonable opportunity to prevent the disclosure of the Confidential Information, and reasonably cooperate with the other parties in any efforts they make to prevent the disclosure of the Confidential Information.

      (C) Despite any contrary provision in this Agreement, Confidential Information of a party will not include information that: (i) is or becomes generally known to the public not as a result of a disclosure by the other parties, (ii) is rightfully in the possession of the other parties before disclosure by the first party, (iii) is independently developed by the other parties without reliance on the Confidential Information, or (iv) is received by the other parties in good faith and without restriction from a third party not under a confidentiality obligation to the first party and having the right to make such disclosure. The parties each acknowledge that the disclosure of the others' Confidential Information may cause irreparable injury to the others and damages which may be difficult to ascertain. Therefore, each party will be entitled to injunctive relief upon a disclosure or threatened disclosure of any of its Confidential Information that would violate the terms of this Agreement. Without limitation of the foregoing, each party will advise the others immediately in the event that it learns or has reason to believe that any person or entity which has had access to Confidential Information has violated or intends to violate the terms of this Agreement.

32.   MAINTENANCE OF RECORDS.

      Each party will maintain and preserve all records as required by law to be maintained and preserved by it in connection with the performance of its obligations under this Agreement. Upon the reasonable request of another party, a party will provide copies of historical records relating to transactions between the Fund and the Plan, written communications regarding the Fund to or from the Plan and other materials that enable the requesting party to monitor and review the other party's or parties' performance or perform general customer supervision.

33.   INSURANCE COVERAGE.

      Each party shall maintain reasonable insurance coverage for errors and omissions and reasonable bond coverage for fraud.

                            [Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above.


                                  AMERICAN UNITED LIFE INSURANCE COMPANY


                                  BY:  /s/ Terry W. Burns
                                       -----------------------------------------
                                  Name: Terry W. Burns
                                  Title: Assistant Vice President


                                  DELAWARE MANAGEMENT COMPANY, A SERIES OF
                                  MACQUARIE INVESTMENT MANAGEMENT BUSINESS TRUST


                                  BY: /s/ Stephen J. Busch
                                      ------------------------------------------
                                  Name:  Stephen J. Busch
                                  Title: Senior Vice President


                                  DELAWARE DISTRIBUTORS, L.P.


                                  BY: /s/ Susan L. Natalini
                                      ------------------------------------------
                                  Name:  Susan L. Natalini
                                  Title: Senior Vice President


                                  DELAWARE FUNDS(SM) BY MACQUARIE LISTED ON
                                  EXHIBIT A HERETO


                                  BY: /s/ Shawn K. Lytle
                                      ------------------------------------------
                                  Name:  Shawn K. Lytle
                                  Title: President

                                   EXHIBIT A

                                   FUND LIST

    ALL EQUITY AND FIXED INCOME CLASS A SHARES OF THE DELAWARE FUNDS(SM) BY
       MACQUARIE, EXCEPT FOR THE DELAWARE LIMITED-TERM DIVERSIFIED INCOME
      FUND, THE DELAWARE ULTRA SHORT FUND AND ALL DELAWARE TAX FREE FUNDS
                                      AND
           ALL CLASS R6 SHARES OF THE DELAWARE FUNDS(SM) BY MACQUARIE

                             SEPARATE ACCOUNT LIST

American United Life Unit Investment Trust
American United Life Group Retirement Annuity

                                   EXHIBIT B

NSCC OPERATIONAL GUIDELINES

I.    AUTOMATED TRADING SERVICES

Based on the aggregate orders that Service Provider receives for each Variable Account on each Business Day ("Trade Date"), Service Provider shall transmit, or cause to be transmitted, to Distributor or its designee a file containing the net order for each Fund received prior to the time the NAV of the Fund has been determined (normally 4:00 P.M. EST on each Business Day) ("NAV Deadline") for receipt by the Fund on Trade Date plus one. This file shall be transmitted via the automated clearance and settlement systems of the National Securities Clearing Corporation ("NSCC") through its Defined Contribution Clearance & Settlement platform ("DCC&S") (together, the "Automated Systems"), unless there is a failure of Automated Systems, as described in Section II, below. The Automated Systems permit the transmission of orders and registration data between Service Provider and the Funds. Orders, registration, and corrections related to orders provided to Distributor or its designee through the Automated System shall be accurate, complete and in the format prescribed by the NSCC.

II.   FAILURE OF AUTOMATED SYSTEMS

1. If any party is unable to access the Automated Systems, such party shall use its best efforts to promptly notify the other party via telephone and/or facsimile.

2. If Service Provider is unable to access the Automated Systems, Service Provider will be able to place trades the following Business Day on an "as of basis in a report described in Section 11.3. below. "As of trades must be transmitted by facsimile or electronic mail to Distributor or its designee no later than 8:30 AM. EST on Trade Date plus one.

3. In cases where there is a failure of the Automated Systems, Service Provider shall transmit to Distributor or its designee by 8:30 AM. EST a report containing all orders (dollar amounts) received by Service Provider on behalf of each "omnibus" account for each Fund, by facsimile or such other means mutually agreed upon by the parties. The report transmitted on any Business Day shall reflect only those orders that Service Provider received from contract owners with respect to each such Fund between the NAV Deadlines occurring on the two Business Days immediately preceding the Business Day on which such report is transmitted. Service Provider shall transmit this report to Distributor or its designee on each Business Day that there was a failure of the Automated Systems, including Business Days on which there was no purchase, transfer, or redemption activity. Service Provider shall notify Distributor or its designee by 8:30 AM. EST if Service Provider will be unable to transmit such report on any given Business Day.

4. In cases where there is a failure to use the Automated Systems, Distributor or its designee shall provide to Service Provider, or cause to be provided to Service Provider, notice of dividend declarations, annual meetings and other corporate actions. In the case of dividend declarations, the notice shall be provided on the record date established for the payment of dividends or capital gains distributions.

5. In cases where there is a failure to use the Automated Systems, Distributor or its designee shall provide to Service Provider, or cause to be provided to Service Provider, a daily confirmation of each transaction in each "master" or "omnibus" account and a monthly statement with respect to each such account as described in each Fund's prospectus.

III.  MONEY MOVEMENT SERVICES

1. If both parties are able to access the Automated Systems, daily settlement will occur in accordance with the rules and regulations of the NSCC as may be amended from time to time.

2. If a party is unable to access the Automated Systems, by 1:00 P.M. EST on each Business Day on which Service Provider shall have transmitted a net redemption order, Distributor or its designee will wire transfer, or cause to be wired transferred, by Federal Funds wire to Service Provider the proceeds of the net redemption order for each Fund as appropriate. Such wire transfers shall be initiated in accordance with the wire instruction provide by Service Provider to Distributor or its designee; provided, however, that, in the event that the "master" or "omnibus" account in any Fund is to be redeemed in full such that it will have a zero balance on such day, then Distributor or its designee reserves the right to wire transfer, or cause to be wired transferred, the redemption proceeds within the time periods set forth in such Fund's prospectus. On each Business Day on which Service Provider shall have transmitted a net purchase order, Service Provider will cause to be wired transferred, by Federal Funds wire, to Distributor or its designee the cash value of the net purchase order for each Fund as appropriate. Such wire transfers shall be initiated in accordance with the wire instruction provide to Service Provider by Distributor or its designee.